EXHIBIT 99.1

Amphenol

News Release

World Headquarters
358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

2008 FOURTH QUARTER RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  January 15, 2009.  Amphenol Corporation (NYSE-APH) reported today that fourth quarter 2008 diluted earnings per share increased 2% to $.56 compared to $.55 per share for the comparable 2007 period.  Such per share amount for 2008 includes the benefit of $.03 per share relating to the cumulative effect of a reduction in the Company’s effective tax rate from 29% to 28%.  Sales for the fourth quarter 2008 decreased 3% to $755.3 million compared to $777.3 million for the 2007 period.  Currency translation had the effect of decreasing sales by approximately 4% or $29.7 million in the fourth quarter 2008 compared to the 2007 period.

For the full year ended December 31, 2008, diluted earnings per share was $2.34 compared to $1.94 per share for the 2007 period.  Sales for the full year ended December 31, 2008 were $3,236.5 million compared to $2,851.0 million for the 2007 period.   Currency translation had the effect of increasing sales by approximately 1% or $34.3 million for the full year 2008 period when compared to the 2007 period.

Amphenol Executive Chairman, Martin H. Loeffler, stated:  “We are very pleased to report fourth quarter results with sales of $755 million, operating income margin of 18.9% and earnings per share of $.56, a strong performance given the very challenging environment. On a local currency basis, sales were down about 9% sequentially from the third quarter of 2008 reflecting the sudden and severe slowdown in demand in most markets particularly in automotive and communications related markets.   Sales were approximately equal to prior year levels in local currencies with strength in global wireless communications and military and aerospace markets, offsetting declines in the automotive, industrial and IT and data com equipment markets. While our fourth quarter results have certainly been impacted by the well publicized economic slowdown, the results continue to show the significant benefits of the Company’s diversity. In addition, it is extremely rewarding that even in this difficult environment, profitability and cash flow remain strong.  Our experienced operating management team has reacted swiftly to the softening demand with a strong focus on cost reductions, including a headcount reduction of about 17% of our total workforce in the quarter.  I am very proud of our organization as we continue to execute well in a challenging environment.”

“Effective January 1st, in accordance with our previously announced succession plan, R. Adam Norwitt succeeded me as CEO of Amphenol.  I am confident that under his leadership Amphenol can look forward to a very prosperous future.  I will continue as Executive Chairman to support our mission to achieve our long term goals.”

Amphenol President and Chief Executive Officer, R. Adam Norwitt stated: “Consistent with our strategy, at the end of the quarter, the Company completed the acquisition of a high technology manufacturer of antenna products for the wireless infrastructure market with annual sales of approximately $50 million. We are excited by the potential created by this excellent addition to our wireless technology offering.”

“While economic conditions are uncertain and based on current currency exchange rates, we anticipate a further moderation in demand in Q1 2009.  Accordingly, we expect revenues for Q1 2009 in the range of $650 million to $665 million and EPS in the range of $.39 and $.41.  Forecasting in the current economic environment is increasingly difficult given the significant uncertainty regarding future demand levels.  As a result, until market conditions become more predictable, the Company will not be providing sales and EPS guidance beyond the next quarter. While the difficult economic environment has a dampening effect on current demand, we believe we can perform well in such an environment due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure and dynamic entrepreneurial management.”

“We continue to be excited about the future.  The strength of our management team and the sustained financial strength of the Company provide a solid base for future performance.  I am confident in the ability of our outstanding organization to meet the challenges presented, to preserve profitability and to capitalize on opportunities to expand our market position.”

The Company will host a conference call to discuss its fourth quarter results at 1:00 PM (EST) January 15, 2009.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 9:00 P.M. (EST) on Monday, January 19, 2009.  The replay numbers are as follows:  toll free dial-in number is 800-937-4854 and International dial-in number is 402-220-5185.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2007, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Net Sales	$755,282	$777,270	$3,236,471	$2,851,041

Cost of sales	514,876	522,463	2,187,318	1,920,900

Gross profit	240,406	254,807	1,049,153	930,141

Selling, general and administrative expense	98,006	101,309	416,914	377,283

Operating income	142,400	153,498	632,239	552,858

Interest expense	(10,041)	(9,484)	(39,627)	(36,876)
Other expenses, net	(2,674)	(3,532)	(10,458)	(14,998)

Income before income taxes	129,685	140,482	582,154	500,984

Provision for income taxes	(30,952)	(40,489)	(163,003)	(147,790)

Net income	$98,733	$99,993	$419,151	$353,194

Net income per common share - Basic	$0.57	$0.56	$2.39	$1.98

Average shares outstanding - Basic	173,797,473	178,645,544	175,663,797	178,453,249

Net income per common share - Diluted	$0.56	$0.55	$2.34	$1.94

Average shares outstanding - Diluted	175,545,630	182,611,873	178,813,013	182,503,969

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,	December 31,
	2008	2007
ASSETS

Current Assets:
Cash and cash equivalents	$214,987	$183,641
Accounts receivable, less allowance for doubtful accounts of $14,982 and $12,468, respectively	515,999	510,411
Inventories, net	512,507	456,882
Other current assets	92,371	72,874

Total current assets	1,335,864	1,223,808

Land and depreciable assets, less accumulated depreciation of $510,764 and $483,296, respectively	344,515	316,194
Goodwill	1,232,335	1,091,828
Other long-term assets	81,445	43,903

	$2,994,159	$2,675,733

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$305,950	$295,391
Accrued salaries, wages and employee benefits	59,644	54,963
Accrued income taxes	65,846	39,627
Accrued acquisition-related obligations	120,357	55,212
Other accrued expenses	82,596	74,213
Current portion of long-term debt	439	1,075

Total current liabilities	634,832	520,481

Long-term debt	786,020	721,561
Accrued pension and post employment benefit obligations	161,669	101,804
Other long-term liabilities	62,213	66,973

Shareholders’ Equity:
Common stock	171	181
Additional paid-in capital (deficit)	22,746	(43,647)
Accumulated earnings	1,467,099	1,431,635
Accumulated other comprehensive loss	(140,591)	(43,644)
Treasury stock, at cost	—	(79,611)

Total shareholders’ equity	1,349,425	1,264,914

	$2,994,159	$2,675,733

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(dollars in thousands)

	Twelve months ended
	December 31,
	2008	2007

Net income	$419,151	$353,194
Adjustments for cash from operations:
Depreciation and amortization	91,302	82,348
Stock-based compensation	16,316	12,444
Net change in non-cash components of working capital	(39,996)	(62,994)
Net change in other long term assets and liabilities	(5,250)	2,907

Cash provided by operations	481,523	387,899

Cash flow from investing activities:
Additions to property, plant & equipment	(107,340)	(98,418)
Purchase of short term investments	(2,938)	(1,360)
Investments in acquisitions	(135,807)	(179,300)

Cash flow used in investing activities	(246,085)	(279,078)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	61,914	41,622
Purchase of treasury stock	(293,625)	(93,594)
Proceeds from exercise of stock options	27,081	34,550
Excess tax benefits from stock-based payment arrangements	21,307	23,691
Dividend payments	(10,617)	(10,710)

Cash flow used in financing activities	(193,940)	(4,441)

Effect of exchange rate changes on cash and cash equivalents	(10,152)	5,126

Net change in cash and cash equivalents	31,346	109,506
Cash and cash equivalents balance, beginning of period	183,641	74,135

Cash and cash equivalents balance, end of period	$214,987	$183,641

Cash paid during the period for:
Interest	$39,180	$36,238
Income taxes	124,929	100,772

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Trade Sales:
Interconnect Products	$692,656	$706,423	$2,950,570	$2,569,281
Cable Products	62,626	70,847	285,901	281,760
Consolidated	$755,282	$777,270	$3,236,471	$2,851,041

Operating income:
Interconnect Products	$147,919	$155,100	$648,605	$558,646
Cable Products	7,004	8,540	32,535	34,864
Stock-based compensation expense	(4,539)	(3,180)	(16,316)	(12,444)
Other operating expenses	(7,984)	(6,962)	(32,585)	(28,208)
Consolidated	$142,400	$153,498	$632,239	$552,858

ROS%:
Interconnect Products	21.4%	22.0%	22.0%	21.7%
Cable Products	11.2%	12.1%	11.4%	12.4%
Corporate - Stock-based compensation	-0.6%	-0.4%	-0.5%	-0.4%
Corporate - all other	-1.1%	-0.9%	-1.0%	-1.0%

Consolidated	18.9%	19.7%	19.5%	19.4%